Exhibit (d)(2)

January 2, 2018

Cryoport, Inc.

17305 Daimler Street

Irvine, CA 92614

Re:	Agreement Not to Tender

Ladies and Gentlemen:

This letter agreement is being delivered in connection with the offer by Cryoport, Inc., a Nevada corporation (the “Company”), to holders of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share (the “Original Warrants”) the opportunity to exchange up to 2,000,000 of such Original Warrants for an equal number of warrants to purchase one share of common stock at an exercise price of $3.00 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants. The Offer is being made upon the terms and subject to the conditions set forth in the offer letter/prospectus, dated on or about January 2, 2018.

The undersigned hereby agrees that he will not tender any of the 15,300 Original Warrants owned by the undersigned in connection with the Offer.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This letter agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws principles thereof. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

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Very truly yours,

/s/ Dr. Robert Hariri

Dr. Robert Hariri, M.D., Ph.D.

Director

Acknowledged and Agreed

Cryoport, Inc.

By: /s/ Robert Stefanovich

Name: Robert Stefanovich

Title: Chief Financial Officer

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